As filed with the Securities and Exchange Commission on September 8, 2006.

Registration No. 333-106833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Marvell Technology Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	77-0481679
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Marvell Technology Group Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 296-6395

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s Principal Executive Offices)

Matthew Gloss

Vice President of Business Affairs and General Counsel

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Stanton D. Wong

Pillsbury Winthrop Shaw Pittman LLP

P.O. Box 7880

San Francisco, California 94120

(415) 983-1000

DEREGISTRATION OF UNSOLD SECURITIES

On July 3, 2003, Marvell Technology Group Ltd. (the “Company”) filed its Registration Statement on Form S-3 (File No. 333-106833) (the “Registration Statement”) covering up to an aggregate of 3,986,921 shares of the Company’s common stock, $0.002 par value (“Common Stock”) to be sold by certain selling security holders of the Company.  On October 3, 2003, the Securities and Exchange Commission (the “Commission”) declared the Registration Statement effective.

Pursuant to Rule 477 promulgated under the Securities Act of 1933, and the Company’s undertaking in Item 17 of Part II of the Registration Statement, the Company respectfully requests that the Commission withdraw the Registration Statement with respect to the unsold portion of securities registered thereon. The Registration Statement was filed in order to register the Common Stock acquired by certain selling shareholders in connection with the Company’s acquisition of RADLAN Computer Communications Ltd. (“RADLAN”) in June 2003, including up to 483,232 shares issuable upon the exercise of warrants that the Company issued as part of the consideration in the acquisition and up to 1,023,256 shares that the Company had the right to issue upon the attainment of certain performance milestones set forth in the share purchase agreement between RADLAN and the Company.

The shares numbers in the two preceding paragraphs reflect the shares as registered and have not been adjusted for subsequent stock splits.

The Company is requesting the withdrawal of the Registration Statement because, pursuant to the terms of the Registration Rights Agreement between the Company and certain shareholders, the Company’s obligations to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement has expired.

Accordingly, the Company hereby de-registers the Common Stock registered pursuant to the Registration Statement that remain unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on September 8, 2006.

Marvell Technology Group Ltd.

By:	/s/ GEORGE HERVEY
George Hervey
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

*		Chairman of the Board, President and Chief Executive	September 8, 2006
Dr. Sehat Sutardja		Officer (Principal Executive Officer)

*		Chief Operating Officer, Secretary and Director	September 8, 2006
Weili Dai

/s/ GEORGE HERVEY		Vice President and Chief Financial Officer (Principal	September 8, 2006
George Hervey		Financial and Accounting Officer)

*		Director	September 8, 2006
Dr. Pantas Sutardja

*		Director	September 8, 2006
Herbert Chang

*		Director	September 8, 2006
Dr. Paul Gray

*By	/s/ GEORGE HERVEY
George Hervey
As Attorney-in-Fact